UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PIMCO Asset-Based Lending Company LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-4188434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Newport Center Drive Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(a) or (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

None

Securities to be registered pursuant to Section 12(g) of the Act:

Interests in PIMCO Asset-Based Lending Company LLC - Series II	Anchor I-B Shares

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are the Anchor I-B Shares (the “Anchor I-B Shares”), of PIMCO Asset-Based Lending Company LLC - Series II (“Series II”), a registered series of PIMCO Asset-Based Lending Company LLC (the “Registrant” or the “Company”).

There is currently no market for the Anchor I-B Shares, and we do not expect that a market for the Anchor I-B Shares will develop in the future. We do not intend for the Anchor I-B Shares to be listed on any national securities exchange. Under the terms of the Registrant’s second amended and restated limited liability company agreement (as amended from time to time, the “LLC Agreement”), except as required by law, the liability of each holder of Anchor I-B Shares (the “Anchor I-B Shareholders”) in such capacity shall be limited to the amount of each such Anchor I-B Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LLC Agreement or in any type designation and except as required by law, after the payment of all subscription proceeds for the Anchor I-B Shares purchased by such Anchor I-B Shareholder, no Anchor I-B Shareholder shall have any further obligations to the Registrant, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Registrant (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-218, 18-607 and 18-804 of the LLC Act), unless otherwise agreed by the Registrant and such Anchor I-B Shareholder. No Anchor I-B Shareholder shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Registrant under or pursuant to, or otherwise in connection with, the LLC Agreement or the conduct of the business of the Registrant solely by reason of being an Anchor I-B Shareholder of the Registrant.

The Anchor I-B Shares have equal rights and privileges with the Registrant’s Anchor I Shares, Anchor II Shares, Anchor II-B Shares and Anchor III Shares (the “Existing Anchor Shares,” and together with the Anchor I-B Shares, the “Anchor Shares”) except that the Anchor I-B Shares are subject to a different fee structure.

The Anchor I-B Shares are not entitled to vote on any matters relating to the Company, including the election of directors, and are not entitled nominate, remove or participate in the appointment of directors of the Company.

For a further description of the Anchor I-B Shares being registered hereby, reference is made to certain information applicable to all Existing Anchor Shares contained in the section entitled “Description of Registrant’s Securities Registered Pursuant to Section  12 of the Securities Exchange Act of 1934” comprising Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”), filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026, which is incorporated by reference herein, as such description may be updated from time to time in the Registrant’s subsequent filings with the SEC. For risks related to investments in all shares of the Company, please reference Item 1A. Risk Factors in Form 10-K, filed with the SEC, and as such factors may be updated from time to time in the Registrant’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

Anchor I-B Shares are being offered to clients of certain intermediaries (“Anchor I-B Investors”) designated in the Company’s sole discretion. The Company reserves the right to change the designation, in its sole discretion, from time to time, of an investor as an eligible Anchor I-B Investor.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Third Amended and Restated Limited Liability Company Agreement (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2026).

4.1	Form of Subscription Agreement for U.S. Investors (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2026).

4.2	Form of Subscription Agreement for non-U.S. Investors (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2026).

4.3	Second Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2026).

4.4	Amended and Restated Share Repurchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2026).

10.1	Third Amended and Restated Operating Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2026).

10.2	Second Amended and Restated Dealer Manager Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 5, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 13, 2026

PIMCO Asset-Based Lending Company LLC

By:	/s/ Jason Mandinach
	Name:	Jason Mandinach
	Title:	Principal Executive Officer